EXHIBIT B


THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.


                    COMMON STOCK PURCHASE WARRANT CERTIFICATE

                             Dated: November 1, 1999

                 To Purchase _________ Shares of Common Stock of

                          COYOTE NETWORK SYSTEMS, INC.

     COYOTE NETWORK SYSTEMS, INC. a Delaware corporation ("CNS"), hereby certifies that _____________________________ , its permissible transferees, designees, successors and assigns (collectively, the "Holder"), for value received, is entitled to purchase from CNS at any time before November 1, 2002 up to ________ shares (each a "Share" and collectively the "Shares") of CNS's common stock, $1.00 par value per share (the "Common Stock"), at an exercise price (the "Exercise Price") of $4.50 per Share. This Certificate shall be valid for a period of three years from the date hereof. The number of Shares purchasable hereunder and the Exercise Price are subject to adjustment as provided in Section 5 hereof.

     1. Condition Precedent. The warrants represented by this Common Stock Purchase Warrant Certificate (the "Warrant Certificate" or "Certificate") shall not be eligible for exercise and CNS shall be under no obligation to honor any attempted exercise until CNS has received a countersigned original of this Certificate.

     2. Exercise of Warrants. Upon presentation and surrender of this Warrant Certificate, or a lost certificate affidavit in form reasonably acceptable to CNS, accompanied by a completed Election to Purchase in the form attached hereto as Exhibit A (the "Election to Purchase") duly executed, at the office of CNS at 4360 Park Terrace Drive, Westlake Village, CA 91361, Attn:
President, together with a check payable to CNS in the amount of the Exercise Price multiplied by the number of Shares being purchased, CNS or CNS's Transfer Agent as the case may be, shall, within three (3) Trading Days (as defined below) of receipt of the foregoing, deliver to the Holder hereof, certificates of fully paid and non-assessable Common Stock which in the aggregate represent the number of Shares being purchased. The certificates so delivered shall be in such denominations as may be reasonably requested by the Holder and shall be registered in the name of the Holder, or such other name as shall be designated by the Holder (provided that the Holder supplies CNS with a legal opinion of counsel, acceptable to CNS and its counsel, that the issuance of the certificate to other than the Holder is permitted under applicable federal and state securities laws and does not affect the exemption from registration relied upon by CNS in this offering). All or less than all of the Warrants represented by this Certificate may be exercised and, in case of the exercise of less than all, CNS, upon receipt of this Warrant Certificate, will at CNS's expense deliver to the Holder, a new Warrant Certificate or Certificates (in such denominations as may be requested by the Holder) of like tenor, containing the same terms as this Warrant Certificate and dated the date hereof entitling the Holder to purchase the number of Shares represented by this Certificate which have not been exercised.

     3.   Exchange, Transfer and Replacement.

     (a) Exchange. At any time prior to the exercise hereof, this Certificate may be exchanged upon presentation and surrender to CNS, alone or with other Certificates of like tenor of different denominations registered in the name of the same Holder, for another Certificate or Certificates of like tenor, containing the same terms as the Warrant Certificate, in the name of such Holder, exercisable for the aggregate number of Shares as provided in the Certificate or Certificates surrendered.

     (b) Replacement of Warrant Certificate. Upon receipt of evidence reasonably satisfactory to CNS of the loss, theft, destruction, or mutilation of this Warrant Certificate and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to CNS, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant Certificate, CNS, at its expense, will execute and deliver in lieu thereof, a new Warrant Certificate of like tenor and containing the same terms and conditions as this Warrant Certificate.

     (c) Cancellation; Payment of Expenses. Upon the surrender of this Warrant Certificate to CNS in connection with any transfer, exchange or replacement as provided in this Section 3, this Warrant Certificate shall be promptly canceled by CNS. CNS shall pay all taxes (other than securities transfer taxes and the Holder's income taxes) and all other expenses (other than legal expenses, if any, incurred by the Holder as any transferees) and charges payable in connection with the preparation, execution and delivery of Warrant Certificates pursuant to this Section 3.

     (d) Warrant Register. CNS shall maintain, at its principal executive offices (or at the offices of the transfer agent for the Warrant Certificate or such other office or agency of CNS as it may designate by notice to the holder hereof), a register for this Warrant Certificate (the "Warrant Register"), in which CNS shall record the name and address of the entity in whose name this Warrant Certificate has been issued, as well as the name and address of each permitted transferee and each prior owner of this Warrant Certificate.

     4. Rights and Obligations of Holders of this Certificate. The Holder of this Certificate shall not, by virtue hereof, be entitled to any rights of a stockholder in CNS, either at law or in equity; provided, however, that in the event any certificate representing shares of Common Stock or other securities is issued to the Holder hereof upon exercise of some or all of the Warrants, such Holder shall, for all purposes, be deemed to have become the holder of record of such Common Stock on the date on which this Certificate, together with a duly executed Purchase Form, was surrendered and payment of the aggregate Exercise Price was made, irrespective of the date of delivery of such share certificate.

     5. Adjustments.

     (a) Stock Dividends, Reclassifications, Recapitalizations, Etc. In the event CNS: (i) pays a dividend in Common Stock or makes a distribution in Common Stock, (ii) subdivides its outstanding Common Stock into a greater number of shares, (iii) combines its outstanding Common Stock into a smaller number of shares or (iv) increases or decreases the number of shares of Common Stock outstanding by reclassification of its Common Stock (including a recapitalization in connection with a consolidation or merger in which CNS is the continuing corporation), then (1) the Exercise Price on the record date of such division or distribution or the effective date of such action shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event, and (2) the number of shares of Common

Stock for which this Warrant Certificate may be exercised immediately before such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the Exercise Price immediately before such event and the denominator of which is the Exercise Price immediately after such event.

     (b) Cash Dividends and Other Distributions. In the event that at any time or from time to time CNS shall distribute to all holders of Common Stock (i) any dividend or other distribution of cash, evidences of its indebtedness, shares of its capital stock or any other properties or securities or (ii) any options, warrants or other rights to subscribe for or purchase any of the foregoing (other than in each case, (w) the issuance of any rights under a shareholder rights plan, (x) any dividend or distribution described in Section 5(a), (y) any rights, options, warrants or securities described in Section 5(c) and (z) any cash dividends or other cash distributions from current earnings), then the number of shares of Common Stock issuable upon the exercise of each Warrant Certificate shall be increased to a number determined by multiplying the number of shares of Common Stock issuable upon the exercise of such Warrant Certificate immediately prior to the record date for any such dividend or distribution by a fraction, the numerator of which shall be such Current Market Value (as hereinafter defined) per share of Common Stock on the record date for such dividend or distribution, and the denominator of which shall be such Current Market Value per share of Common Stock on the record date for such dividend or distribution less the sum of (x) the amount of cash, if any, distributed per share of Common Stock and (y) the fair value (as determined in good faith by the Board of Directors of CNS, whose determination shall be evidenced by a board resolution, a copy of which will be sent to the Holders upon request) of the portion, if any, of the distribution applicable to one share of Common Stock consisting of evidences of indebtedness, shares of stock, securities, other property, warrants, options or subscription or purchase rights; and the Exercise Price shall be adjusted to a number determined by dividing the Exercise Price immediately prior to such record date by the above fraction. Such adjustments shall be made whenever any distribution is made and shall become effective as of the date of distribution, retroactive to the record date for any such distribution. No adjustment shall be made pursuant to this Section 5(b) which shall have the effect of decreasing the number of shares of Common Stock issuable upon exercise of each Warrant Certificate or increasing the Exercise Price.

     (c) Rights Issue. In the event that at any time or from time to time CNS shall issue rights, options or warrants entitling the holders thereof to subscribe for shares of Common Stock, or securities convertible into or exchangeable or exercisable for Common Stock to all holders of Common Stock (other than in connection with the adoption or implementation of a shareholder rights plan by CNS or in connection with existing or future employee stock option plans approved by the Board of Directors of CNS) without any charge, entitling such holders to subscribe for or purchase shares of Common Stock at a price per share that as of the record date for such issuance is less than the then Current Market Value per share of Common Stock, the number of shares of Common Stock issuable upon the exercise of each Warrant Certificate shall be increased to a number determined by multiplying the number of shares of Common Stock theretofore issuable upon exercise of each Warrant Certificate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options, warrant or securities plus the number of additional shares of Common Stock offered for subscription or purchase or into or for which such securities that are issued are convertible, exchangeable or exercisable, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, option, warrants or securities plus the total number of shares of Common Stock which the aggregate consideration expected to be received by CNS (assuming the exercise or conversion of all such rights, options, warrants or securities) would purchase at the then Current Market Value per share of Common Stock. In the event of any such adjustment, the Exercise Price shall be adjusted to a number determined by dividing the Exercise price immediately prior to such date of issuance by the aforementioned fraction. Such adjustment shall be made immediately after such rights, options or warrants are issued and shall become effective, retroactive to the record date for the determination of stockholders entitled to receive such rights, options, warrants or securities. No adjustment shall be made pursuant to this Section 5(c) which shall have the effect of decreasing the number of shares of Common Stock purchasable upon exercise of each Warrant Certificate or of increasing the Exercise Price.

     (d) Combination; Liquidation.

          (i) Except as provided in Section 5(d)(ii) below, in the event of a Combination (as defined below), each Holder shall have the right to receive upon exercise of the Warrant Certificates the kind and amount of shares of capital stock or other securities or property which such Holder would have been entitled to receive upon or as a result of such Combination had such Warrant Certificate been exercised immediately prior to such event (subject to further adjustment in accordance with the terms hereof). Unless paragraph (ii) is applicable to a Combination, CNS shall provide that the surviving or acquiring Person (the "Successor Company") in such Combination, if it is other than CNS, will assume by written instrument the obligations under this Warrant Certificate and the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to acquire. The provisions of this Section 5(d)(i) shall similarly apply to successive Combinations involving any Successor Company. "Combination" means an event in which CNS consolidates with, mergers with or into, or sells all or substantially all of its assets to another Person, where "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

          (ii) In the event of (x) a Combination where consideration to the holders of Common Stock in exchange for their shares is payable solely in cash or (y) the dissolution, liquidation or winding-up of CNS, the Holder shall be entitled to receive, upon surrender of this Warrant Certificate, distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrant Certificates, as if the Warrant Certificates had been exercised immediately prior to such event, less the Exercise Price. In case of any Combination described in this Section 5(d)(ii), the surviving or acquiring Person and, in the event of any dissolution, liquidation or winding-up of CNS, CNS, shall deposit promptly following the consummation of such combination or at the time of such dissolution, liquidation or winding-up with an agent or trustee for the benefit of the Holder, the funds, if any, necessary to pay to the Holder the amounts to which it is entitled as described above. After such funds and the surrendered Warrant Certificate is received, CNS is required to deliver a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such Person or Persons as it may be directed in writing by the Holder surrendering the Warrant Certificate.

     (e) Notice of Adjustment. Whenever the Exercise Price or the number of shares of Common Stock and other property, if any, issuable upon exercise of the Warrant Certificate is adjusted, as provided in this Section 5, CNS shall deliver to the Holder of the Warrant Certificate in accordance with Section 10, a certificate of CNS's Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which (i) the Board of Directors determined the fair value of any evidences of indebtedness, other securities or property or warrants, options or other subscription or purchase rights and (ii) the Current Market Value of the common Stock was determined, if either of such determinations were required), and specifying the Exercise Price and number of shares of Common Stock issuable upon exercise of Warrant Certificate after giving effect to such adjustment.

     (f) Notice of Certain Transactions. In the event that CNS shall propose (a) to pay any dividend payable in securities of any class to the holders of its Common Stock or to make any other non-cash dividend or distribution to the holders of its Common Stock, (b) to offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (c) to effect any capital reorganization, reclassification, consolidation or merger affecting the class of Common Stock, as a whole, or (d) to effect the voluntary or involuntary dissolution, liquidation or winding-up of CNS, CNS shall, within the time limits specified below, send to the Holder a notice of such proposed action or offer. Such notice shall be mailed to the Holder at the address as it appears in the Warrant Register (as defined in Section 3(d)), which notice shall specify the record date for and the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the number of shares of Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of this Warrant Certificate and the Exercise Price after giving effect to any adjustment pursuant to Section 5 which will be required as a result of such action. Such notice shall be given as promptly as possible and
(x) in the case of any action covered by clause (a) or (b) above, at least 10 days prior to the record date for determining holders of the Common Stock for purposes of such action or (y) in the case of any other such action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

     (g) Current Market Value. "Current Market Value" per share of Common Stock or any other security at any date means (i) if the security is not registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the value of the security, determined in good faith by the Board of Directors of CNS or (ii) if the security is registered under the Exchange Act, the average of the daily closing bid prices (or the equivalent in an over-the-counter market) for each day on which the Common Stock is traded for any period on the principal securities exchange or other securities market on which the common Stock is being traded (each, a "Trading Day") during the period commencing ten (10) Trading Days before such date and ending on the date one (1) Trading Day prior to such date, or if the security has been registered under the Exchange Act for less than ten (10) consecutive Trading Days before such date, the average of the daily closing bid prices (or such equivalent) for all of the Trading Days before such date for which daily closing bid prices are available; provided, however, that if the closing bid price is not determinable for at least five (5) Trading Days in such period, the "Current Market Value" of the security shall be determined as if the security were not registered under the Exchange Act.

     (h) No Impairment of Holder's Rights. CNS will not, by amendment of its certificate of incorporation or bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, except as contemplated hereby, avoid or seek to avoid the observance or performance of any of the terms of this Warrant Certificate, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment.

     6. Registration Rights. CNS agrees to use its best efforts to file for registration of the Common Stock available upon exercise of the Warrants as soon as practicable. Moreover, if, at any time while this Warrant Certificate is exercisable or the Holder owns any shares of CNS's Common Stock received upon exercise of this Warrant Certificate and such shares are not tradable pursuant to the provisions of Rule 144 under the Securities Act of 1933, as amended, CNS decides to register any of its securities for its own account or for the account of others (excluding registrations relating to equity securities to be issued solely in connection with an acquisition of any entity or business or in connection with stock option or other employee benefit plans), CNS will promptly give the Holder written notice thereof, and will use its best efforts to include in such registration all or any part of the shares which may be received (or have previously been received) upon exercise of this Warrant Certificate so requested by such Holder (excluding any Registrable Securities previously included in a Registration Statement). The Holder's request for registration must be given to CNS in writing within ten (10) days after receipt of the notice from CNS. If the registration for which CNS gives notice is a public offering involving an underwriting, CNS will so advise the Holder as part of the above-described written notice. In such event, if the managing underwriter(s) of the public offering impose a limitation on the number of shares of Common Stock which may be included in the registration statement because, in such underwriter(s)' judgment, such limitation would be necessary to effect an orderly public distribution, then CNS will be obligated to include only such limited portion, if any, of the shares requested by the Holder which the managing underwriter(s) deems appropriate giving first preference to the shares to be sold by CNS.

     7. Issuance of Certificates. Within three (3) Trading Days of receipt of a duly completed Election to Purchase form, together with this Certificate and payment of the Exercise Price, CNS, at its expense, will cause to be issued

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in the name of and delivered to the Holder of this Warrant Certificate, a certificate or certificates for the number of fully paid and non-assessable shares of Common Stock to which that holder shall be entitled on such exercise. In lieu of issuance of a fractional share upon any exercise hereunder, CNS will pay the cash value of that fractional share, calculated on the basis of the Exercise Price. Prior to registration of the resale of the shares of Common Stock underlying this Warrant Certificate, all such certificates shall bear a restrictive legend to the effect that the Shares represented by such certificate have not been registered under the 1933 Act, and that the Shares may not be sold or transferred in the absence of such registration or an exemption therefrom, such legend to be substantially in the form of the bold-face language appearing at the top of Page 1 of this Warrant Certificate.

     8. Disposition of Warrants or Shares. The Holder of this Warrant Certificate, each transferee hereof and any holder and transferee of any Shares, by his or its acceptance thereof, agrees that no public distribution of Warrants or Shares will be made in violation of the provisions of the 1933 Act. Furthermore, it shall be a condition to the transfer of this Warrant Certificate that any transferee thereof deliver to CNS his or its written agreement to accept and be bound by all of the relevant terms and conditions contained in this Warrant Certificate.

     9. Merger or Consolidation. CNS will not merge or consolidate with or into any other corporation, or sell or otherwise transfer its property, assets and business substantially as an entirety to another corporation, unless the corporation resulting from such merger or consolidation (if not CNS), or such transferee corporation, as the case may be, shall expressly assume, by supplemental agreement reasonably satisfactory in form and substance to the Holder, the due and punctual performance and observance of each and every covenant and condition of this Warrant Certificate to be performed and observed by CNS.

     10. Notices. Except as otherwise specified herein to the contrary, all notices, requests, demands and other communications required or desired to be given hereunder shall only be effective if given in writing by certified or registered U.S. mail with return receipt requested and postage prepaid; by private overnight delivery service (e.g. Federal Express); by facsimile transmission (if no original documents or instruments must accompany the notice); or by personal delivery. Any such notice shall be deemed to have been given (a) on the business day immediately following the mailing thereof, if mailed by certified or registered U.S. mail as specified above; (b) on the business day immediately following deposit with a private overnight delivery service if sent by said service; (c) upon receipt of confirmation of transmission if sent by facsimile transmission; or (d) upon personal delivery of the notice. All such notices shall be sent to the following addresses (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 10):

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

                  If to CNS:

                  Coyote Network Systems, Inc.
                  4360 Park Terrace Drive
                  Westlake Village, CA   91361
                  Attention:  President

                  with a copy to:

                  Reinhart, Boerner, Van Deuren, et al.
                  1700 Lincoln Street, Suite 3725
                  Denver, CO   80203
                  Attention:  Timothy G. Atkinson, Esq.

                  If to Holder:

                  ------------------------------
                  ------------------------------
                  ------------------------------

                  ------------------------------
                  (Social Security or Tax Identification Number)


                  With a copy to:

                  ------------------------------
                  ------------------------------
                  ------------------------------

Notwithstanding the time of effectiveness of notices set forth in this Section, an Election to Purchase shall not be deemed effectively given until it has been duly completed and submitted to CNS together with the original Warrant Certificate to be exercised and payment of the Exercise Price in the manner set forth in this Warrant Certificate.

     11. Successors and Assigns. This Warrant Certificate shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     12. Headings. The headings of various sections of this Warrant Certificate have been inserted for reference only and shall not affect the meaning or construction of any of the provisions hereof.

     13. Severability. If any provision of this Warrant Certificate is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant Certificate, and the balance hereof shall be interpreted as if such provision were so excluded.

     14. No Short Sales. Holder agrees that so long as it possesses Warrant under this Warrant Certificate, it will not engage in any short sales of CNS's Common Stock, "short sales against the box," or any similar hedged trading of CNS's Common Stock.

     15. Modification and Waiver. This Warrant Certificate and any provision hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by CNS and the Holder.

     16. Specific Enforcement. CNS and the Holder acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Warrant Certificate were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Warrant Certificate and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which either of them may be entitled by law or equity.

     17. Assignment. This Warrant Certificate may not be transferred or assigned, in whole or in part, without the prior written consent of CNS.

     IN WITNESS WHEREOF, CNS has caused this Warrant Certificate to be duly executed, manually or by facsimile, by one of its officers thereunto duly authorized.

                                    COYOTE NETWORK SYSTEMS, INC.

Date:  November 1, 1999             By: /s/James J. Fiedler
                                        ------------------------------------
                                        Name:  James J. Fiedler
                                        Title: Chairman of the Board and
                                               Chief Executive Officer


                                    --------------------------------------

                                    By:____________________________________
                                       Name:
                                       Title:

                                    EXHIBIT A


ELECTION TO PURCHASE

To Be Executed by the Holder
in Order to Exercise the Common Stock
Purchase Warrant Certificate

         The undersigned Holder hereby elects to exercise _______ of the Warrants represented by the attached Common Stock Purchase Warrant Certificate, and to purchase the shares of Common Stock issuable upon the exercise of such Warrants, and requests that certificates for securities be issued in the name of:

           ----------------------------------------------------------
           ----------------------------------------------------------
                     (Please type or print name and address)


           ----------------------------------------------------------
                 (Social Security or Tax Identification Number) and delivered to:______________________________________________________________

_________________________________________________________________ .
 (Please type or print name and address if different from above)

If such number of Warrants being exercised hereby shall not be all the Warrants evidenced by the attached Common Stock Purchase Warrant Certificate, a new Common Stock Purchase Warrant Certificate for the balance of such Warrants shall be registered in the name of, and delivered to, the Holder at the address set forth below.

         In full payment of the Exercise Price with respect to the Warrants exercised and transfer taxes, if any, the undersigned hereby tenders payment of $__________ by check, money order or wire transfer payable in United States currency to the order of Coyote Network Systems, Inc.


                           HOLDER:


Dated:___________________  By:___________________________________
                              Name:
                              Title:
                              Address: